UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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UNIFIED WESTERN GROCERS, INC.

(Name of Registrant as Specified In Its Charter)

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UNIFIED WESTERN GROCERS, INC.

5200 Sheila Street, Commerce, California 90040

Notice of Annual Meeting of Shareholders

February 12, 2008

The annual meeting of shareholders of Unified Western Grocers, Inc., a California corporation, will be held at The Museum of Flight, William Allen Theater, 9404 East Marginal Way South, Seattle, WA 98108 on Tuesday, February 12, 2008 at 11:00 a.m. (Pacific Standard Time), for the following purposes:

1. To elect the nineteen members of the Board of Directors for the ensuing year, sixteen by the holders of Class A Shares and three by the holders of Class B Shares.

2. To approve an amendment to the articles of incorporation of the company to change the name of the Company to Unified Grocers, Inc.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The names of the nominees intended to be presented by the Board of Directors for election as directors for the ensuing year are set forth in the accompanying proxy statement.

Only shareholders of record at the close of business on January 4, 2008 will be entitled to notice of and to vote, in person or by proxy, at the meeting or any adjournment or postponement thereof.

All shareholders are cordially invited to attend the meeting in person.

The proxy statement that accompanies this Notice contains additional information regarding the proposals to be considered at the meeting and shareholders are encouraged to read it in its entirety.

As set forth in the accompanying proxy statement, proxies are being solicited by and on behalf of the Board of Directors. All proposals set forth are proposals of the Board of Directors. It is expected that these materials first will be mailed to shareholders on or about January 10, 2008.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE.

By Order of the Board of Directors

Robert M. Ling, Jr.,
Executive Vice President, General Counsel and Secretary

January 10, 2008

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR PROXY

UNIFIED WESTERN GROCERS, INC.

5200 Sheila Street, Commerce, California 90040

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held on Tuesday, February 12, 2008

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Unified Western Grocers, Inc. (“Unified” or the “Company”) of proxies for use at the annual meeting of shareholders (the “Annual Meeting”) to be held at The Museum of Flight, William Allen Theater, 9404 East Marginal Way South, Seattle WA 98108 on Tuesday, February 12, 2008 at 11:00 a.m. (Pacific Standard Time), or at any adjournment or postponement thereof, for the purposes set forth herein and in the attached Notice of Annual Meeting of Shareholders.

A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A proxy may also be revoked if the shareholder who has executed it is present at the meeting and elects to vote in person.

Only the holders of record of Class A Shares or Class B Shares (the “Shareholders”) at the close of business on January 4, 2008 (the “Record Date”) are entitled to notice of and to vote, in person or by proxy, at the Annual Meeting or any adjournment or postponement thereof. On that date, the Company had outstanding 165,200 Class A Shares and 458,117 Class B Shares.

These proxy materials will be first mailed to Shareholders on or about January 10, 2008. The cost of soliciting the proxies, consisting of the preparation, printing, handling and mailing of the proxies and the related material, will be paid by the Company. Officers and regular employees of the Company may solicit proxies by telephone, facsimile, e-mail or in person. These persons will receive no additional compensation for their services. The total estimated cost of the solicitation of proxies is approximately $20,000, excluding the costs of salaries and wages of regular employees and officers.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE.

VOTING RIGHTS

Who can vote?

Only persons that are holders of record of Class A Shares or Class B Shares at the close of business on January 4, 2008 (the “Record Date”) are entitled to notice of and to vote, in person or by proxy, at the Annual Meeting or any adjournment or postponement thereof. The Company is a retailer-owned, wholesale grocery cooperative; its shareholders are current or former customers of the Company. Such shareholder-customers are typically referred to as members (“Members”).

How can I, a Shareholder, vote?

Shareholders may vote in person or by proxy. Each Shareholder is entitled to one vote, in person or by proxy, for each share standing in his or her name on the books of the Company as of the Record Date, for each class of stock, on all matters on which the class is entitled to vote. However, if any Shareholder gives notice of its intention to cumulate its votes in the election of directors, then all Shareholders may cumulate their votes in the election of directors. To be effective, such notice (which need not be written) must be given by the Shareholder at the Annual Meeting before any votes have been cast in such election. Under cumulative voting, each holder of Class A Shares may give one nominee a number of votes equal to the number of Class A Shares which the holder is entitled to vote multiplied by the number of directors to be elected by the holders of Class A Shares (sixteen at this meeting) or the holder may distribute such votes among any or all of the nominees as the holder sees fit. Similarly, the Class B Shares entitled to be voted may be voted cumulatively by the holders of such shares for the three directors to be elected by the holders of Class B Shares.

Shareholders who are present at the Annual Meeting may vote their shares either by a previously submitted proxy or in person at that time.

How can I change my proxy vote?

You may revoke a proxy at any time before it is exercised by:

•	submitting a duly executed proxy bearing a latter date;

•	filing written notice of revocation with our Corporate Secretary at 5200 Sheila St., Commerce, CA 90040; or

•	attending the Annual Meeting and voting in person.

Attendance at the meeting will not by itself revoke a proxy previously submitted.

How will votes be counted?

The proxy holders named on the enclosed form of proxy relating to the Annual Meeting will vote the proxies received in accordance with the Shareholder’s instructions. With respect to the election of directors, Shareholders may vote in favor of all nominees, or withhold their votes as to all nominees or specific nominees. If no instructions are given, the shares will be voted FOR the election of the Board’s nominees and FOR the amendment of the articles of incorporation to change the name of the Company.

How are directors elected?

In the election of directors, the nominees receiving the highest number of affirmative votes of the class of shares entitled to be voted for them, up to the number of directors to be elected by such class, will be elected; provided that no more than six nominees who are non Shareholder-Related Directors shall be elected and any additional non-Shareholder-Related Director nominees shall not be elected. A Shareholder-Related Director is a director who is a shareholder, or a partner of a partnership which is a shareholder, or a member of a limited liability company which is a shareholder, or an employee of a corporation, partnership or limited liability company which is a shareholder. Under the California Corporations Code, votes against a nominee and votes withheld shall not be counted in the election of a director.

In the unanticipated event that any nominee should become unavailable for election as a director, the proxies will be voted for any substitute nominee named by the present Board. In their discretion, the proxy holders may cumulate the votes represented by the proxies received. If additional persons are nominated for election as directors by persons other than the Board, the proxy holders intend to vote all proxies received by them in such manner as will assure the election of as many of the Board’s nominees as possible, with the specific nominees to be voted for to be determined by the proxy holders.

How are the articles of incorporation amended?

Only holders of Class A Shares are entitled to vote on the proposal to amend the articles of incorporation to change the name of the Company. Passage of the proposal requires the affirmative voice of a majority of the outstanding Class A Shares. Under California law an abstention on the proposal to amend the articles of incorporation is the equivalent of a “NO” vote.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting nineteen directors (constituting the entire Board) are to be elected to serve until the next annual meeting and until their successors are elected and qualified. Sixteen directors are to be elected by the holders of the Company’s Class A Shares, and three directors are to be elected by the holders of the Company’s Class B Shares.

Pursuant to the Company’s Bylaws, as amended, all of the directors of the Company, except up to six directors elected by the Class A Shares are required to be Shareholder-Related Directors (as defined above). Ten of the nominees recommended by the Board for election by the Class A Shares are Shareholder-Related Directors, and six of the nominees recommended by the Board for election by the Class A Shares are non-Shareholder-Related Directors. All three of the nominees recommended by the Board for election by the Class B Shares are Shareholder-Related Directors.

The following table sets forth certain information concerning the nominees for election to the Board. All nominees have consented to being named herein as nominees and to serve as directors if elected.

Name	Age as of 12/31/07	Year First Elected		Principal Occupation During Last 5 Years
NOMINEES FOR ELECTION BY CLASS A SHARES

Louis A. Amen	78	1974		Chairman of the Board, Super A Foods, Inc. since 2003; President, Super A Foods, Inc. 1972 to 2002.
John Berberian	56	1991		President, Berberian Enterprises, Inc. since 1978.
Oscar Gonzalez	37	2007		Co-owner, Northgate Gonzalez Markets, Inc. since 1989.
Richard E. Goodspeed (1)	71	—	(2)	Principal, Goodspeed & Associates, since 1998; President and CEO, Vons Company, 1997 to 1998; President & Chief Operating Officer, Vons Company, 1994 to 1997.
Terry H. Halverson (1)	57	—	(2)	President & Chief Executive Officer, Food Markets Northwest, Inc. dba Metropolitan Market since 1995.
Paul Kapioski (1)	50	—	(2)	President, CAP Food Services Co. since 1988
Mark Kidd	57	2006		President, Mar-Val Food Stores, Inc. since 1984.
John D. Lang (1)	54	2003		President & Chief Executive Officer, Epson America, Inc. since 2002; Senior Executive Vice President and Chief Operating Officer, Epson America, Inc. 1995 to 2002.
Jay T. McCormack	57	1993		President, Rio Ranch Markets since 1986.
John Najjar	51	2007		President, Cardiff Seaside Market, Inc. since 1985.
Peter J. O’Neal	62	1999		President, White Salmon Foods, Inc., and Estacada Foods, Inc. since 1977; President, Novato Foods, Inc. since 2003.
Michael A. Provenzano, Jr.	65	1986		President, Pro & Son’s, Inc., President, Provo, Inc. and President, Pro and Family, Inc. since 1992.
Thomas S. Sayles (1)	57	2003		Senior Vice President, Corporate Communications and Government Affairs, Rentech, Inc., since 2007; Vice President, Governmental and Community Affairs, Sempra Energy 1998 to 2007.
Michael S. Trask (1)	53	—	(2)	President, Stanlar Foods, Inc. since 1999
Kenneth Ray Tucker	60	1999		President, Evergreen Markets, Inc. since 1989.
Richard L. Wright	70	1999		President, Wright’s Foodliner, Inc. since 2000.

Name	Age as of 12/31/07	Year First Elected		Principal Occupation During Last 5 Years

NOMINEES FOR ELECTION BY CLASS B SHARES

Darioush Khaledi	61	1989	(3)	Chairman of the Board and Chief Executive Officer, K.V. Mart Co., operating Top Valu Markets and Valu Plus Food Warehouse since 1977.
Douglas A. Nidiffer	58	2001		President and Chief Executive Officer, C&K Market, Inc. since 1996.
Robert E. Stiles	68	1999		President, Gelson’s Markets since 1996.

(1)	Messrs. Goodspeed, Halverson, Kapioski, Lang, Sayles and Trask are non-Shareholder-Related Directors.

(2)	Mr. Goodspeed was appointed to the Board during the fiscal year 2007 following a search conducted by the Corporate Governance and Nominating Committee with the assistance of a search firm. Messrs. Halverson, Kapioski, and Trask were also appointed to the Board during calendar year 2007. All three individuals are owners of retail supermarkets in the state of Washington, were formerly customers of Associated Grocers, Inc., and were appointed to the Board shortly after the closing of the Associated Grocers transaction described on page 15. Under the plan for integrating the retailers formerly serviced by Associated Grocers, Inc., such retailers, including Messrs. Halverson, Kapioski and Trask, are not eligible to become shareholders of Unified until late in fiscal year 2008. It is expected that Messrs. Halverson, Kapioski and Trask will become shareholders of Unified at that time.

(3)	Mr. Khaledi was first elected to the Board in 1989 and served until 1991. He was re-elected for a second term in 1993.

None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors or executive officers of the Company and, as of the date hereof, no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Officers serve at the discretion of the Board.

The Board of Directors recommends a vote “FOR” the election of each of the nominees listed above.

BOARD MEETINGS AND COMMITTEES

The Board has six standing committees: the Administrative Committee, the Audit Committee, the Compensation Committee, the Finance Committee, the Corporate Governance and Nominating Committee, and the Credit/Proxy Holders Committee.

Director	Administrative	Audit	Compensation	Finance	Corporate Governance & Nominating	Credit/Proxy Holders
Louis A. Amen	X*	X**	X**	X**	X**	X**
John Berberian				X
Oscar Gonzalez					X
Richard E. Goodspeed		X	X
Terry H. Halverson
Paul Kapioski
Darioush Khaledi	X		X	X*		X*
Mark Kidd					X
John D. Lang	X	X	X			X
Jay T. McCormack		X	X		X
John Najjar				X
Douglas A. Nidiffer				X
Peter J. O’Neal	X		X		X*
Michael A. Provenzano, Jr.					X
Thomas S. Sayles			X*		X	X
Robert E. Stiles				X
Michael S. Trask
Kenneth Ray Tucker		X		X
Richard L. Wright	X	X*

X	=	Current committee member

*	=	Committee chair

**	=	Ex officio member

Meetings

The Board held a total of seven (7) meetings during the Company’s fiscal year ended September 29, 2007 (“fiscal 2007”). Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the full Board and of all committees on which the director served, except Mr. Berberian, who attended five (5) meetings of the Board and one (1) of the two (2) meetings of all other committees on which he served. Each incumbent director attended the 2007 annual meeting, except Mr. Provenzano and Messrs. Goodspeed, Halverson, Kapioski, and Trask who were appointed to the Board during 2007 after the date of the 2007 annual meeting. The Company does not have a written policy regarding attendance at Board and committee meetings, although attendance is closely monitored and is considered by the Corporate Governance and Nominating Committee (“Corporate Governance Committee”) during its selection of nominees for election to the Board.

Administrative Committee

The Company has an Administrative Committee (“Administrative Committee”) that presently consists of Louis A. Amen, Committee Chairman, John D. Lang, Darioush Khaledi, Peter J. O’Neal, and Richard L. Wright. The Administrative Committee, which met two times during fiscal 2007, meets with management from time-to-time to discuss matters impacting the Company and provides feedback and guidance to management. In addition, from time-to-time the Board delegates to the Administrative Committee authority to review the final terms and conditions related to transactions or actions previously approved by the Board to determine whether further review of the Board may be required.

Audit Committee

The Company has an Audit Committee (“Audit Committee”) that presently consists of Richard L. Wright, Committee Chairman, Richard E. Goodspeed (Mr. Goodspeed was appointed to the Committee effective as of August 14, 2007), John D. Lang, Jay T. McCormack and Kenneth Ray Tucker. Louis A. Amen, Chairman of the Board, is an ex officio member of the Audit Committee. Messrs. Wright, Lang and Goodspeed are considered by the Board to be “Audit Committee financial experts” as defined by the rules promulgated by the Securities and Exchange Commission (the “SEC”). The Audit Committee, which met four (4) times during fiscal 2007, is primarily responsible for (i) overseeing the integrity of the financial statements and financial disclosures, (ii) overseeing the qualification and independence of the independent registered public accounting firm and the internal audit function, (iii) overseeing the performance of the independent registered public accounting firm and the internal audit function, (iv) providing an avenue of communication among the independent registered public accounting firm, management, the internal audit function, and the Board, and (v) overseeing the system of disclosure controls and the system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established. The Audit Committee performs its duties in accordance with the Charter for the Audit Committee as adopted by the Board.

Compensation Committee

The Company has a Compensation Committee (“Compensation Committee”) that presently consists of Thomas S. Sayles, Committee Chairman, Richard E. Goodspeed (Mr. Goodspeed was appointed to the Committee effective as of November 29, 2007), Darioush Khaledi, John D. Lang, Jay T. McCormack and Peter J. O’Neal. Louis A. Amen, Chairman of the Board, is an ex officio member of the Compensation Committee. The Compensation Committee, which met three (3) times during fiscal 2007, is responsible for reviewing the salaries and other compensation arrangements of all officers and for making recommendations to the Board concerning such matters. The Compensation Committee is also responsible for reviewing compensation arrangements for directors and for making recommendations to the Board concerning such matters.

Finance Committee

The Company has a Finance Committee (“Finance Committee”) that presently consists of Darioush Khaledi, Committee Chairman, John Berberian, John Najjar, Douglas A Nidiffer, Robert E. Styles, and Kenneth Ray Tucker. Louis A. Amen, Chairman of the Board, is an ex officio member of the Finance Committee. The Finance Committee, which did not meet during fiscal 2007, is responsible for reviewing proposed financing activities, investments and loans by the Company, and making recommendations to the Board regarding such matters.

Corporate Governance and Nominating Committee

The Company has a Corporate Governance and Nominating Committee (“Corporate Governance Committee”) that presently consists of Peter J. O’Neal, Committee Chairman, Oscar Gonzalez, Mark Kidd, Jay T. McCormack, Michael A. Provenzano, Jr., and Thomas S. Sayles. Louis A. Amen, Chairman of the Board, is an ex officio member of the Corporate Governance Committee. The Corporate Governance Committee, which met two (2) times during fiscal 2007, is responsible for (i) advising the Board on the governance structure and conduct of the Board and developing and recommending to the Board the Corporate Governance Guidelines of the Company, (ii) identifying individuals qualified to become Board members, and recommending to the Board nominees for election at the next annual or special meeting of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between meetings, and (iii) evaluating current directors for re-nomination to the Board and consulting with the Chairman of the Board with regard to appointments to any Board committees.

The Corporate Governance Committee performs its duties in accordance with the Charter for the Corporate Governance and Nominating Committee as adopted by the Board.

Credit/ Proxy Holders Committee

The Company has a Credit/Proxy Holders Committee (“Credit/Proxy Holders Committee”) that presently consists of Darioush Khaledi, Committee Chairman, John D. Lang, and Thomas S. Sayles. Louis A. Amen, Chairman of the Board, is an ex officio member of the Credit/ Proxy Holders Committee. The Credit/Proxy Holders Committee, which did not meet during fiscal 2007, is responsible for final review and action regarding the terms of any proposed transaction between a Shareholder-Related Director and the Company that is not in the ordinary course of the Company’s business.

Charters of the Committees

Both the Audit and Corporate Governance Committees of the Board have recommended, and the Board has adopted, and may amend from time to time, written charters, copies of which are available on the Company’s website at www.uwgrocers.com.

Independence

SEC rules require that a company whose securities are not listed on the New York Stock Exchange (“NYSE”) or the American Stock Exchange (“AMEX”) or quoted on the Nasdaq Stock Market (“Nasdaq”) disclose in its proxy statement whether the members of its Audit Committee and Corporate Governance Committee are “independent.” In determining independence, the Company may select the definition of “independence” under the rules of either the NYSE, AMEX or Nasdaq. The Company has selected the rules of the NYSE.

Except as described below, the Board has determined that each director is independent under the applicable rules of the NYSE and the SEC. However, the rules of the NYSE provide that a director will not be considered independent if, among other things, the director is an employee or executive officer of a company that has made payments to the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of (i) $1 million or (ii) 2% of such company’s consolidated gross revenues. The Company is a retailer-owned, wholesale grocery cooperative whose Members purchase food and related products and services from the Company. Each of the Company’s directors, other than Messrs. Goodspeed, Lang and Sayles, is an owner, employee or executive officer of a supermarket operator that has purchased products and services from the Company, in each of the last three fiscal years, in excess of (i) $1 million and (ii) 2% of such grocery store chain’s gross revenues. Messrs. Halverson, Kapioski, and Trask are owners, employees or executive officers of a supermarket operator that has not purchased products and services from the Company, in each of the last three fiscal years, in excess of (i) $1 million and (ii) 2% of such grocery store chain’s gross revenues, but expect to in the future. Except for such purchases, each director would be independent under the applicable rules of the NYSE.

Nominating Procedures and Criteria

Each year the Corporate Governance Committee meets to consider potential nominees that have been recommended by security holders or security holders that have expressed to the Committee their interest in serving as a director. Submissions by security holders must be made to the Committee in writing, and should be accompanied by a description of the proposed nominee’s qualifications, as well as consent to serve. In addition, the Committee considers security holders that the Committee, based on information submitted by the members of the Committee, believes are worthy of consideration. Shareholder recommendations will receive the same consideration that the Committee’s nominees receive. No security holder requested consideration as a nominee for election at the Annual Meeting. Finally, when deemed appropriate and necessary, the Committee has employed the services of a third party search firm to identify potential nominees. During fiscal 2007 the Committee employed the services of a third party search firm in connection with its search for a qualified non-Shareholder-Related Director, a search process that culminated in the appointment of Mr. Goodspeed effective as of August 15, 2007. Essential criteria for all candidates considered by the Committee include the following: integrity and ethical behavior; maturity; independence and diversity of thought; broad business or professional experience; and an understanding of business and financial affairs and the complexities of business organizations. In evaluating candidates for certain Board positions, the Committee evaluates additional criteria, including the following: management experience and expertise; financial or accounting expertise; experience in the grocery industry, business and other experience relevant to public companies of a size comparable to the Company; and experience in commercial lending or other financing activities. In addition, during 2007 the Committee recommended that the Board be expanded to permit the appointment of retailers formerly associated with Associated Grocers, Inc. upon the completion of the Company’s transaction with Associated Grocers. The Committee considered several retailers formerly serviced by Associated Grocers, Inc. and recommended that the authorized number of directors be increased to allow for the appointment of three individuals. On October 5, 2007 Messrs. Halverson, Kapioski and Trask were appointed to the Board. All three individuals own and operate supermarkets in the state of Washington.

In selecting director nominees, the Committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance if the candidate is a candidate for re-election, and generally considers the candidate’s ability to contribute to the success of the Company.

The Board’s nominees for the Annual Meeting have been recommended by the Corporate Governance Committee, and have been selected by the full Board.

In addition to the recommendations and actions set forth above, the Committee recommended to the full Board that, under the direction of the Committee, the Company continue its efforts to identify qualified individuals that could be considered as Board members in the future. In this regard, emphasis will be placed on identifying non-shareholders with qualifications and experience that could contribute positively to the Board’s exercise of its oversight responsibilities. This effort is on-going, and no timeframe has been established for completion of this project.

Communications with Directors

Shareholders may communicate with the respective chairs of the Audit Committee, the Compensation Committee, or the Corporate Governance Committee, or with the independent directors, individually or as a group, by writing to any such person or group in care of the Secretary of the Company, at the Company’s office at 5200 Sheila Street, Commerce, California 90040.

Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any director upon request.

Communications that include information better addressed by the complaint hotline supervised by the Audit Committee will be delivered to the hotline.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, the Company’s Compensation Committee consisted of Thomas S. Sayles, Committee Chairman, Darioush Khaledi, John D. Lang, Jay T. McCormack, and Peter J. O’Neal, as well as ex officio member and Chairman of the Board, Louis A. Amen. As Chairman of the Board, Mr. Amen is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which he is entitled in his capacity as a director or committee member.

In the normal course of business, the Company has made loans and entered into leases, subleases and supply agreements with Members; provided guarantees for other third party loans and leases; and made investments in the businesses of its Members. Refer to “Transactions With Management and Other Persons” at page 31 for a description of transactions the Company has entered into with certain Members with which members of the Compensation Committee are affiliated.

PRINCIPAL SHAREHOLDERS

As of the Record Date, no person was known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares of the Company, and the only shareholder known by the Company to own beneficially more than 5% of the outstanding Class B Shares of the Company is as set forth in the table below.

Title of Class	Name and Address of Beneficial Owner	Amount of Ownership	% of Class
Class B	Super Center Concepts, Inc. dba Superior Grocers 15510 Carmenita Road Santa Fe Springs, CA 90620	29,868	6.52%

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth the beneficial ownership of the Company’s Class A Shares, Class B Shares and Class E Shares, as of January 4, 2008, by each director and Shareholder-Related Director nominee, and their affiliated companies, and by all directors and their affiliated companies, as a group. Non-Shareholder-Related Directors and officers of the Company do not own any class of the Company’s stock.

	Shares Owned
	Class A Shares		Class B Shares		Class E Shares
Name and Affiliated Company *	No. of Shares	% of Total Outstanding	No. of Shares	% of Total Outstanding	No. of Shares	% of Total Outstanding
Louis A. Amen Super A Foods, Inc.	350	0.21%	12,287	2.68%	5,531	2.69%
John Berberian Berberian Enterprises, Inc.	350	0.21%	8,877	1.94%	3,210	1.56%
Oscar Gonzalez (3) Northgate Gonzalez Markets, Inc.	350	0.21%	12,522	2.73%	2,340	1.14%
Richard E. Goodspeed (4) Goodspeed and Associates	0	0.00%	0	0.00%	0	0.00%
Terry H. Halverson (4) Food Markets Northwest, Inc., dba Metropolitan Market	0	0.00%	0	0.00%	0	0.00%
Paul Kapioski (4) CAP Food Services Co.	0	0.00%	0	0.00%	0	0.00%
Darioush Khaledi (1) K.V. Mart Co.	350	0.21%	17,473	3.81%	9,305	4.53%
Mark Kidd Mar-Val Food Stores, Inc.	350	0.21%	2,555	0.56%	1,915	0.93%
John D. Lang (4) Epson America, Inc.	0	0.00%	0	0.00%	0	0.00%
Jay T. McCormack Rio Ranch Markets	350	0.21%	3,738	0.82%	990	0.48%
John Najjar Cardiff Seaside Market, Inc.	350	0.21%	238	0.05%	178	0.09%
Douglas A. Nidiffer (1) C&K Market, Inc.	350	0.21%	20,137	4.40%	17,956	8.74%
Peter J. O’Neal White Salmon Foods, Inc., Estacada Foods, Inc. and Novato Foods, Inc.	350	0.21%	1,945	0.42%	877	0.43%
Michael A. Provenzano, Jr. Pro & Son’s, Inc.	350	0.21%	11,581	2.53%	1,217	0.59%
Thomas S. Sayles (4) Rentech, Inc.	0	0.00%	0	0.00%	0	0.00%
Robert E. Stiles (1)(2) Gelson’s Markets	350	0.21%	11,286	2.46%	5,498	2.68%
Michael S. Trask (4) Stanlar Foods, Inc.	0	0.00%	0	0.00%	0	0.00%
Kenneth Ray Tucker Evergreen Markets, Inc.	350	0.21%	242	0.05%	44	0.02%
Richard L. Wright Wright’s Foodliner, Inc.	350	0.21%	3,122	0.68%	1,424	0.69%

All directors and their affiliated companies as a group	4,550	2.73%	106,003	23.13%	50,485	24.57%
(1)	Elected by Class B Shareholders.

(2)	Shares owned by Arden-Mayfair, Inc., parent corporation of Gelson’s Markets. Mr. Stiles disclaims beneficial ownership of these shares.

(3)	Mr. Gonzalez is a shareholder and officer of a family-owned corporation.

(4)	Non-Shareholder-Related Director.

*	The address of each director and executive is in care of the Secretary of the Company, at the Company’s office at 5200 Sheila Street, Commerce, CA 90040.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any person holding ten percent or more of the shares of any class are required to report their ownership and any changes in that ownership to the SEC and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC, no officer or director failed to file a report required by Section 16(a) of the Securities Exchange Act of 1934 on a timely basis during the most recent fiscal year.

CODE OF FINANCIAL ETHICS

The Company has adopted a Code of Financial Ethics that applies to its principal executive officer and senior financial officers as required by the rules promulgated by the SEC. The Code of Financial Ethics has been posted to the Company’s Internet website at www.uwgrocers.com. The Company intends to satisfy disclosure requirements regarding amendments to, or waivers from, any provisions of its Code of Financial Ethics on its website.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

Committee Members

The Compensation Committee (the “Committee”) consists of six directors, Thomas S. Sayles (Chairman), Richard E. Goodspeed, Darioush Khaledi, John D. Lang, Jay T. McCormack and Peter J. O’Neal. Louis A. Amen, Chairman of the Board, is an ex officio member of the Committee. Mr. Goodspeed was appointed to the Committee effective as of the Committee’s meeting held on November 29, 2007. All other Committee members served on the Committee throughout the year. The Board has determined that each member of the Committee is “independent” as that term is defined under the rules of the NYSE. The Committee meets as often as necessary to perform its duties and responsibilities. The Committee held three meetings during fiscal 2007 including three executive sessions without management.

Role of Committee

The Committee’s purpose is to:

•	determine the Company’s performance goals and personal objectives relevant to the compensation of each corporate officer;

•	evaluate the performance of each corporate officer in light of those goals and objectives;

•	determine the compensation of each corporate officer based on this evaluation;

•	make recommendations to the Board with respect to incentive compensation plans;

•	make recommendations to the Board with respect to compensation and performance goals for the Chief Executive Officer; and

•	monitor and review the Company’s qualified and non-qualified benefit plans and make recommendations to the Board with respect to such plans.

Compensation Committee Process

Annual Evaluation

The Committee meets near the beginning of each fiscal year to (i) evaluate the performance of all corporate officers, including the Named Executive Officers, (ii) determine their annual bonuses for the prior fiscal year, (iii) establish their base salaries for the current fiscal year, and (iv) with input from the Chief Executive Officer as described below, establish the Company’s performance goals and their personal objectives for the current fiscal year. The evaluation process includes the Committee’s consideration of each officer based on numerous criteria, including the relative importance to the Company and the relative difficulty the officer’s assigned responsibilities and objectives, the achievement of those responsibilities and objectives, the officer’s experience, the relative value of the officer’s contribution to the success of the Company, and the overall financial results of the Company for the most recent fiscal year. The Company tracks the performance of individual initiatives throughout the year, and the results are part of the evaluation process. In addition, the Company’s performance goals are incorporated into the Company’s annual budget that is reviewed by the Finance Committee and approved by the Board. Typically, the Chief Executive Officer and the Company’s General Counsel are present during the evaluation process, except when the Committee is conducting its discussion regarding the performance of such individuals. The determinations of the Committee with respect to the compensation of the Chief Executive Officer are subject to the approval of the Board.

Management’s Role in Determining Executive Compensation

The Chief Executive Officer provides the Committee, at its request, with an evaluation of each officer’s performance for the prior year and a recommendation of such officer’s personal objectives, target bonus, and salary for the current fiscal year.

Compensation Consultant and Periodic Competitive Assessments of Total Compensation

In performing its compensation evaluations, from time to time the Committee engages the services of an independent consultant to review and provide recommendations with respect to the compensation of executive officers in order to assist the Committee in its assessment of the competitiveness of the Company’s compensation arrangements. In fiscal 2005, the Committee retained Watson Wyatt to access the base salaries, bonuses, benefits and perquisites of all executive officers, including the Named Executive Officers. Due to the lack of public information concerning wholesale grocery cooperatives comparable in size to the Company, Watson Wyatt established a peer group of 14 companies in the distribution, wholesale and retail grocery industries with annual revenues between $1.7 billion and $7.4 billion for determining the competitiveness of the Company’s base salaries and bonuses, and a peer group of 12 companies in the same industries with annual revenues between $951 million and $20 billion for determining the competitiveness of the Company’s benefits and perquisites. In selecting the industries represented in the peer groups, Watson Wyatt considered the fact that the Company recruits its executives primarily from these industries. Based on the results of the survey, Watson Wyatt determined that the Company’s total compensation for the executive positions surveyed was in approximately the 35th percentile of the peer groups. The report also found the following with respect to the individual elements of total compensation: base salaries (45th percentile of peer group); total cash compensation (“TCC”), defined as salaries plus bonuses (40th percentile of peer group); total direct compensation (“TDC”), defined as base salary plus bonus plus long term incentive (25th percentile of peer group); and benefits plus perquisites (75th percentile of peer group). In conducting the survey, Watson Wyatt noted that certain officers bear responsibilities in addition to those borne by officers in the peer groups with similar titles. In addition, Watson Wyatt noted that the absence of a long-term or equity incentive plan resulted in the below market TDC, and that the ESPPII Plan served as a partial substitute for a long-term incentive plan, which resulted in the above market benefits. Based on the recommendation of Watson Wyatt, the Company increased certain base salaries and bonus targets in fiscal 2006 and 2007 so that the base salaries and TCC in these years both would be in approximately the 50th percentile of the applicable peer group as reported in the 2005 survey. The Committee has not yet sought to implement Watson Wyatt’s further recommendation that the Company establish a long-term incentive plan.

Compensation Philosophy

The Committee’s general compensation philosophy is that compensation of executive officers should encourage creation of shareholder value and the achievement of strategic corporate objectives by attracting, retaining and motivating executives critical to the Company’s long-term growth and profitability. In support of this philosophy, the Committee believes that:

•

the total compensation of each executive should be competitive with the total compensation paid to executives with comparable duties by other companies in the Company’s peer groups, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance;

•

generally, total compensation for executive officers should be targeted between the 50th and 60th percentiles of the total compensation paid to officers with comparable duties by companies in an appropriate peer group;

•	the bonus program should motivate each executive to achieve specific Company performance goals and personal objectives established by the Committee; and

•	the bonus paid to each executive should serve to align the executive’s interests with those of the Company’s shareholders.

Elements of Executive Compensation

Base Salaries

The chart below shows the breakdown between fixed pay through the executives’ base salaries and variable performance-based pay for fiscal 2007:

Name	Title	Base Salary (%)	Non-Equity Incentive Plan (%)	All Other Compensation (%)
Alfred A. Plamann	President and Chief Executive Officer and Secretary	43	52	5

Richard J. Martin	Executive Vice President, Finance and Administration and Chief Financial Officer	51	41	8

Robert M. ling, Jr.	Executive Vice President, General Counsel and Secretary	46	48	6

Philip S. Smith	Executive Vice President and Chief Marketing/Procurement Officer	55	37	8

Daniel J. Murphy	Senior Vice President, Retail Support Services	64	25	11

In determining base salaries, the Committee considers the officer’s responsibilities, experience, individual performance, and past and potential contributions to the Company’s business. To ensure that the base salaries are competitive, the Committee also periodically reviews an independent survey of executive compensation and compares the base salaries to those paid by other companies in the Company’s peer group for similar positions. In fiscal 2005, the Committee considered the results of the survey prepared by Watson Wyatt described above. Generally, the base salaries are targeted between the 50th and 75th percentiles of the base salaries paid to officers with comparable duties by companies in the distribution, wholesale and retail grocery industries that are of a similar size and similar performance. Base salaries are reviewed annually, and adjusted from time to time to increase salaries to competitive levels after taking into account individual responsibilities, experience, performance and contribution to the Company. Salary earned for fiscal 2007 for each of the Named Executive Officers is set forth in the Summary Compensation Table below.

Cash Bonuses

In recognition of the correlation between the Company’s performance and the enhancement of shareholder value, the Company’s officers may earn annual cash bonuses. The Company has established a plan for senior management, under which each of the Company’s officers other than the Chief Executive Officer is eligible to earn an annual cash bonus. The Chief Executive Officer’s annual cash bonus is determined separately by the Board upon the recommendation of the Committee. The Company does not have a long-term or equity incentive plan for the Chief Executive Officer or senior management.

Under the bonus plan for senior management, the Committee establishes for each officer at the beginning of each fiscal year a target bonus and a maximum bonus, each as a percentage of the officer’s base salary. If the performance level of the Company does not reach established minimum performance goals, no bonus is earned. The performance level of each officer is weighted (i) 75% to the achievement of certain Company performance goals based on the annual budget approved by the Board and (ii) 25% to the achievement of certain personal objectives. The goals and objectives are established annually by the Committee. For fiscal 2007 and fiscal 2008, the Company performance goals used for determining the annual bonuses for senior management are the achievement of pre-bonus EBITDAP (earnings before interest, taxes, depreciation, amortization and patronage dividends), sales growth and expense ratio (which is determined by measuring the distribution, selling and administrative expense as a percentage of sales) relative to specified goals. The Committee, on the recommendation of the Chief Executive Officer, or on its own initiative may adjust the bonus, based on individual contributions to the overall performance of the Company. Pursuant to the annual officer bonus plan, the Committee approved bonuses for senior management totaling approximately $2,700,000 for fiscal 2007.

The Chief Executive Officer’s annual cash bonus is based on the Company’s and the Chief Executive Officer’s achievement of Company performance goals and personal objectives established at the beginning of the fiscal year by the Board upon the recommendation of the Committee. The Committee evaluates the Chief Executive Officer against the established goals and objectives and considers evaluations of the Chief Executive Officer by each member of the Board. For fiscal 2007 and fiscal 2008, the Company performance goals used for determining the annual bonus of the Chief Executive Officer were the same as the Company performance goals used for determining the annual bonuses of the other Named Executive Officers under the annual officer bonus plan. For these years, the Chief Executive Officer’s personal objectives included the Chief Executive Officer’s effectiveness in planning and implementing the strategy of the Company, the Chief Executive Officer’s business management skills including setting clear goals and objectives and setting a good example for ethics and compliance issues, the Chief Executive Officer’s talent management including mentoring senior executives, building team spirit and motivating the employees, and the Chief Executive Officer’s personal effectiveness, including the Chief Executive Officer’s relationship with the Board and the Board Committees and communication skills. During 2007 the Company completed a transaction to purchase certain assets and assume certain liabilities of Associated Grocers, Inc. (the “AG Transaction”). Mr. Plamann’s efforts in conceiving, negotiating and planning for a successful integration of the AG Transaction was deemed by the Committee to be an extraordinary achievement by Mr. Plamann during fiscal 2007 that is expected to significantly enhance the value of the Company for the benefit of shareholders in future years. The AG Transaction was specifically recognized by the Committee in determining Mr. Plamann’s bonus award for fiscal 2007. In addition, the Committee has determined that the successful integration of the AG Transaction shall be an additional personal objective for Mr. Plamann for fiscal 2008.

In recognition of the Chief Executive Officer’s efforts, and pursuant to the foregoing goals and objectives, the Board, upon recommendation of the Compensation Committee, for fiscal 2007 approved the payment of a bonus to the Chief Executive Officer in the amount of $780,000, which includes a positive adjustment to recognize the completion of the AG Transaction, as recommended by the Compensation Committee.

The bonus awarded in fiscal 2007 to each of the Named Executive Officers is set forth in the Summary Compensation Table below.

Over the past three years, the Company has achieved performance in excess of the target level three (3) times. The average approximate payout of bonuses as a percentage of base salaries for the Named Executive Officers over the past three years has been 59%. Generally, the Committee sets the target level such that the relative difficulty of achieving the target level is consistent from year to year.

Long-Term or Equity Incentives

The Company does not currently provide long-term or equity incentive awards.

Termination and Severance Benefits

The Company has entered into an employment agreement with the Chief Executive Officer that includes termination and severance benefits, and severance agreements with each of the other Named Executive Officers, which are described under “Executive Employment, Termination and Severance Agreements” below. The Committee believes that these termination and severance arrangements are an important part of overall compensation for our Named Executive Officers because they help to secure the continued employment and dedication of our Named Executive Officers.

Pension Benefits

Consistent with the Company’s objective to attract and retain qualified personnel, the Company provides pension benefits to employees, including officers, pursuant to the Company’s defined benefit pension plan. The Company also provides supplemental retirement benefits to its officers pursuant to an Executive Salary Protection Plan II (the “ESPP II”). Both types of retirement benefits are described under “Pension Benefits” below.

Deferred Compensation Plans

Employees, including officers, may defer income from their earnings through voluntary contributions to the Company’s Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code. Certain highly compensated employees, including, but not limited to, officers, may also defer income from their earnings through voluntary contributions to the Company’s Amended and Restated Deferred Compensation Plan, which is a nonqualified plan. In the case of those employees who elect to defer income under these plans, the Company makes additional contributions for their benefit pursuant to a contribution and “matching” component of the Company’s plans. The contribution and matching component of the plans are subject to limitation set forth in regulations applicable to Section 401(k) plans generally and the Company’s plans. The amount of these additional contributions made during fiscal 2007 for the benefit of the Named Executive Officers is set forth in the footnotes to the Summary Compensation Table below. Both plans are described under “Nonqualified Deferred Compensation” below.

Additional Benefits

Executive officers are entitled to a supplemental officer health insurance benefit and an officer retiree medical benefit, which are described under “Officer Health Insurance Plan” below, and a supplemental disability insurance benefit, which is described under “Officer Disability Insurance” below.

Compensation Decisions for Fiscal 2007

During fiscal 2007, the Committee continued to apply the compensation philosophy described above in determining the compensation of the Named Executive Officers.

The Board, on the recommendation of the Committee, increased the base salary for Mr. Plamann to $660,000 during fiscal 2007 from $630,000 in fiscal 2006, a 5% increase. Mr. Plamann also received a bonus of $780,000 in 2007 compared to a bonus of $530,000 in 2006, a 47% increase. Mr. Plamann has received an increase in base salary in each of the past three years, averaging 6.54% per year, and a bonus in each of the past three years, averaging $578,333 per year. For a description of Mr. Plamann’s employment agreement, see “Executive Employment, Termination and Severance Agreements” below.

In determining Mr. Plamann’s total compensation for fiscal 2007, the Committee considered the following:

•

Company performance: The Company’s performance in excess of targeted amounts for sales, EBITDAP, expense ratios and the achievement of specific strategic goals for the Company, including the completion of the Associated Grocers, Inc. transaction discussed below.

•

Individual performance: Mr. Plamann’s achievement of certain personal objectives, including effectively planning and implementing the strategy of the Company, setting clear goals and objectives, setting a good example for ethics and compliance issues, mentoring senior executives, building team spirit, motivating the employees, establishing a good relationship with the Board and Board Committees, and demonstrating effective communication skills. Mr. Plamann’s efforts in conceiving, negotiating and planning for a successful integration of the AG Transaction was deemed by the Committee to be an extraordinary achievement by Mr. Plamann during fiscal 2007 that is expected to significantly enhance the value of the Company for the benefit of shareholders in future years. The AG Transaction was specifically recognized by the Committee and the Board in determining Mr. Plamann’s bonus award for fiscal 2007.

•

Internal pay equity: The relationship between each element of Mr. Plamann’s compensation, on the one hand, and the compensation of each of the Company’s other executive officers, on the other hand; and the relationship between the aggregate value of Mr. Plamann’s compensation, on the one hand, and the median compensation of the Company’s other executive officers, on the other hand.

•

Other factors: The absence of any long-term or equity incentive plan, the deductibility of the compensation, and the results of the survey conducted in 2005 by Watson Wyatt, and responses to the annual CEO evaluation survey sent to all directors.

The Committee increased the base salary for the other Named Executive Officers as follows: Robert M. Ling, Jr., Executive Vice President and General Counsel, to $400,000 during 2007 from $370,000 in during 2006; Richard J. Martin, Executive Vice President and Chief Financial Officer, to $340,000 from $320,000 during 2006; Philip S. Smith, Executive Vice President and Chief Marketing/Procurement Officer, to $320,000 from $300,000 during 2006; and Daniel J. Murphy, Senior Vice President, Retail Support Services, to $270,000 from $255,000 during 2006. In keeping with the Committee’s compensation philosophy that each executive officer’s bonus should be designed to motivate that executive to achieve the specific Company performance goals and personal objectives established by the Committee and to align the interests of the executive officers with those of shareholders, for fiscal 2007, the Committee awarded the following cash bonuses: Mr. Martin, $265,000; Mr. Ling, $410,000; Mr. Smith, $210,000; and Mr. Murphy, $105,000. Overall, for 2007, the other Named Executive Officers received a 6.8% increase in base salary and a 26% increase in cash bonuses from 2006. The other Named Executive Officers have received an increase in base salaries in each of the past three years, averaging 6.38% per year, and a bonus in each of the past three years, averaging $198,750 per year. In determining each of the other Named Executive Officers total compensation package, the Committee considered the following:

•

Company performance: The Company’s performance in excess of targeted amounts for sales, EBITDAP and expense ratios. It was noted that a high level of overall Company performance was achieved while significant resources were dedicated toward negotiating and completing the AG Transaction, and planning for the post-closing integration of the acquired assets and liabilities.

•

Individual performance: The officer’s responsibilities, experience, individual performance, and past and potential contributions to the Company’s business, and achievement specific personal objectives. Mr. Ling’s and Mr. Martin’s respective efforts in connection with the successful completion of the AG Transaction were deemed by the Committee to be an extraordinary during fiscal 2007. Such efforts were specifically recognized by the Committee and the Board in positively adjusting Mr. Martin’s and Mr. Ling’s bonus awards for fiscal 2007.

•	Other factors: The absence of any long-term or equity incentive plan, the deductibility of the compensation, and the results of the survey conducted in 2005 by Watson Wyatt.

The Committee has reviewed the results of the survey conducted in 2005 by Watson Wyatt and the achievement of the Company performance, personal performance, internal pay equity and other factors described above, and decided to increase compensation to remain competitive. The adjustments for fiscal 2008 are as follows: Mr. Plamann’s base salary will be $725,000, with a target bonus of 60% of base salary; Mr. Martin’s base salary will be $365,000, with a target bonus of 50% of base salary; Mr. Ling’s base salary will be $430,000, with a target bonus of 50% of base salary; Mr. Smith’s base salary will be $340,000, with a target bonus of 50% of base salary; and Mr. Murphy’s base salary will be $288,000, with a target bonus of 30% of base salary.

Tax and Accounting Implications

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a company that is an SEC registrant generally will not be entitled to a deduction for non-performance-based compensation paid to certain executive officers to the extent such compensation exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the approval of the performance goals by the shareholders of the Company.

We generally intend to qualify executive compensation for deductibility without limitation under Section 162(m) of the Code. The non-performance based compensation paid in fiscal 2006 to any of our executive officers, as calculated for purposes of Section 162(m) of the Code, did not exceed the $1.0 million limit, and we do not expect that the non-performance based compensation paid in fiscal 2007 to be paid to any of our executive officers for fiscal 2007 will exceed the $1.0 million limit.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Company believes that it is in compliance with the statutory provisions and regulations promulgated thereunder. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation” below.

Conclusion

The Committee believes that the Committee’s compensation policies encourage creation of shareholder value and achievement of strategic corporate objectives. The Committee believes that for fiscal 2007 the total compensation for each of the Named Executive Officers is competitive with the total compensation paid to executives of other companies in the Company’s peer groups that are of similar size and performance. In addition, the Committee believes that the annual cash bonus program motivates the executives to achieve specific Company performance goals and personal objectives established by the Board and the Committee and align the executive’s interests with those of the Company’s shareholders.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Report of the Compensation Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee is responsible for, among other things, reviewing and approving compensation for the executive officers, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the Board that the CD&A be included in the 2008 proxy statement and incorporated by reference in the Annual Report on Form 10-K for the year ended September 29, 2007 filed with the Securities and Exchange Commission.

Dated: December 12, 2007

Compensation Committee Members

Thomas S. Sayles, Chairman

Louis A. Amen, Ex Officio Member

Richard E. Goodspeed

Darioush Khaledi

John D. Lang

Jay T. McCormack

Peter J. O’Neal

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Officer Compensation

The following table summarizes the compensation paid to or earned by the President and Chief Executive Officer (Principal Executive Officer), the Executive Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer) and the three other most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”) for services to the Company in all capacities for the last fiscal year.

In reviewing the Summary Compensation Table, the following information should be considered:

1)	Salary and Bonus data includes amounts deferred by the Named Executive Officers under the Company’s Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and amounts deferred by the Named Executive Officers under the Company’s non-qualified Amended and Restated Deferred Compensation Plan. See the discussion of these plans at page 22, “Nonqualified Deferred Compensation Plans.”

2)	“Change in Pension Value” represents the actuarial increases in the present value of the pension plans available to each Named Executive Officer. Such plans include the Company’s defined benefits plans and the ESPP II. See discussion of these plans at page 21, “Pension Benefits.” The determination of the change in pension value is highly dependent upon the discount rate utilized, which may change from year to year, thereby impacting the reported change in pension value from year to year.

3)	“Nonqualified Deferred Compensation Earnings” represent the earnings on the amounts deferred by the Named Executive Officer pursuant to the deferred compensation plans that are in excess of 120% of the applicable federal long-term rate. Such earnings (or losses) are a result of investment decisions solely at the discretion of the Named Executive Officer and are not the responsibility of the Company. There were no Nonqualified Deferred Compensation Earnings, as defined above, for the Named Executive Officers during the last fiscal year.

4)	The Components of “All Other Compensation” are set forth in the table that follows the Summary Compensation Table.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value ($)	All Other Compensation ($)(1)	Total ($)
Alfred A. Plamann	2007	654,808	780,000	1,254,174	82,244	2,771,226
President and Chief Executive Officer (Principal Executive Officer)

Richard J. Martin	2007	336,538	265,000	377,010	52,669	1,031,217
Executive Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer)

Robert M. Ling, Jr.	2007	394,808	410,000	268,267	53,345	1,126,420
Executive Vice President, General Counsel and Secretary

Philip S. Smith	2007	316,539	210,000	327,668	48,876	903,083
Executive Vice President, Chief Marketing / Procurement Officer

Daniel J. Murphy	2007	267,404	105,000	177,820	44,268	594,492
Senior Vice President, Retail Support Services and Perishables

(1)	All Other Compensation

Name	Automobile Allowance ($)	Company’s Contribution to SSP ($)	Company’s Contribution to Deferred Compensation Plan ($)	Company Paid Premium on the Executive Life Plan ($)	Tax Gross Ups (a)($)	Total ($)
Alfred A. Plamann	24,732	15,555	28,869	4,908	8,180	82,244
Richard J. Martin	22,833	15,303	9,242	1,984	3,307	52,669
Robert M. Ling, Jr.	22,833	15,457	12,564	934	1,557	53,345
Philip S. Smith	22,833	15,242	7,455	1,255	2,091	48,876
Daniel J. Murphy	20,930	15,238	4,063	1,514	2,523	44,268

(a)	Tax gross ups represent the taxes paid on the face value of the executive life insurance policies.

Stock-Based Compensation

The Company does not offer any stock-based compensation to its employees or directors.

Pension Benefits

Defined Benefit Plans and Executive Salary Protection Plan II

The Company has a pension plan (the “Pension Plan”) that covers both non-union and executive employees. The Pension Plan consists of defined benefit plan based on final average compensation and a cash balance plan. The defined benefit portion of the Pension Plan provides benefits based on years of service through December 31, 2001 and final average compensation. Effective January 1, 2002, the cash balance plan was included as part of the Pension Plan for post January 1, 2002 accruals. Benefits earned under the Pension Plan are equal to the sum of the benefits accrued under both the defined benefit plan and cash balance plans. There is no offset under the Pension Plan for Social Security.

As of December 31, 2001, years of service under the defined benefit plan were grandfathered and will not increase. Employees will receive benefits under the defined benefit plan based on years of service as grandfathered on December 31, 2001 and final average compensation. As of December 31, 2001, credited years of service under the defined benefit plan for Named Executive Officers were: Mr. Plamann, 12 years; Mr. Ling, 5 years; Mr. Martin, 3 years; Mr. Smith, 7 years; and Mr. Murphy, 1 year. Benefits accrued under the defined benefit plan will be paid as an annuity.

The cash balance portion of the Pension Plan is expressed in the form of a hypothetical account balance. Commencing at the end of calendar year 2002 and annually thereafter, a participant’s hypothetical cash balance account will be increased by (i) pay credits based on a percentage of compensation for that year, from 4% to 10% based on years of service and age, and (ii) interest credits based on the participant’s hypothetical account balance at the thirty year U.S. Treasury Bond rate, with a minimum guaranty of 5%. Benefits under the cash balance portion of the plan are generally stated as a cash balance account value and will be distributed as an annuity.

The Company’s Executive Salary Protection Plan II, as amended (“ESPP II”), provides supplemental post-termination retirement income based on each participant’s final salary and years of service as an officer of the Company. The financing of this benefit is facilitated through the purchase of life insurance policies, the premiums of which are paid by the Company.

The ESPP II is generally designed to provide eligible officers with retirement benefits when they reach age 62. The combination of payments under the ESPP II and the Company’s Pension Plan is designed to provide pension benefits equal to approximately 65% of the participant’s final pay (defined as the highest annualized base salary and car allowance received in the three years prior to separation or retirement). In the past employees became eligible to participate in the ESPP II after three years of service as an officer of the Company in the position of Vice President or higher. Upon eligibility, officers received credit for years of service with the Company at the rate of 5% of final pay for each year of service up to a maximum of 13 years. Officers first elected after January 1, 1999 receive credit only for years of service as an officer. Payments under the ESPP II are discounted for executives who elect to receive benefits prior to age 62. In May 2003, the Board approved amendments to the ESPP II (the “Plan Amendments”). The Plan Amendments maintain the eligibility features described above, except that an officer must complete five years of service as an officer to be eligible. In addition, officers receive 1% of final pay for each year of service in excess of 13 years. The Plan Amendments also provide that officers elected after the effective date of the Plan Amendments receive service credit for years of service as an officer of the Company at the rate of 4.33% of final average pay (defined as the average of the five highest years of base salary, car allowance and bonus compensation received in the ten years prior to separation or retirement) up to a maximum of 15 years. Thereafter, officers receive an additional 1% of final average pay for each year of service in excess of 15 years. As of December 31, 2007 credited years of service under the ESPP II for named executive officers were: Mr. Plamann, 17 years; Mr. Martin, 9 years; Mr. Ling, 11 years; Mr. Smith, 12 years; and Mr. Murphy, 6 years. Officers employed as of the effective date of the amendments shall receive benefits equal to the greater of the amount calculated pursuant to either the ESPP II, as it existed prior to the Plan Amendments (with the additional 1% of final pay for each year in excess of 13), or as amended.

The following table provides information with respect to each plan that provides for payments or other benefits at, following or in connection with retirement. The amounts below are based upon the present value of accumulated benefits as of June 30, 2007, the elected measurement date of the Company as allowed in Statement of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions” (“FAS 87”). Please see the Company’s discussion in our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 29, 2007.

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefit($)(1)(2)	Payments During Last Fiscal Year($)
Alfred A. Plamann	Cash balance plan	17	533,341	—
	ESPPII	17	6,183,044	—

Richard J. Martin	Cash balance plan	8	204,888	—
	ESPPII	9	1,322,071	—
Robert M. Ling, Jr.	Cash balance plan	10	138,458	—
	ESPPII	11	897,899	—

Philip S. Smith	Cash balance plan	12	229,004	—
	ESPPII	12	1,099,631	—
Daniel J. Murphy	Cash balance plan	6	130,132	—
	ESPPII	6	551,696	—

(1)	Normal retirement assumed to be age at which ESPP II benefit is payable unreduced. The Named Executive Officers are assumed to continue with the Company until they reach the age at which they can receive benefits at unreduced amounts based on their age plus number of years of service as an officer of the Company.

(2)	No pre-retirement decrements have been assumed in determining the present value of accrued benefits.

Nonqualified Deferred Compensation

Certain Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company’s Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and the Company’s Amended and Restated Deferred Compensation Plan, which is a nonqualified plan. In the case of those employees who elect to defer income under these plans, the Company makes additional contributions for their benefit, up to established limits. Amounts deferred by an employee are credited with earnings or losses based on the employee’s investment allocation among investment options, which may include stocks, bonds and mutual fund shares. The risk of loss or gain is solely with the executive. Distributions are paid in accordance with the employee’s elections with regard to the timing and form of distributions. The amount of these additional contributions made during fiscal 2007 for the benefit of the CEO, CFO and other named executive officers is set forth in the footnotes to the Summary Compensation Table.

Name	Executive Contribution in Last FY($)(1)	Registrant Contributions in Last FY($)(2)	Aggregate Earnings in Last FY($)(3)	Aggregate Withdrawals/ Distributions($)(3)	Aggregate Balance at Last FYE($)
Alfred A. Plamann	178,592	28,115	264,938	—	2,151,683
Richard J. Martin	10,615	8,854	62,627	439,366	252,096
Robert M. Ling, Jr.	14,831	12,243	35,799	30,749	250,708
Philip S. Smith	43,196	7,089	107,769	—	625,680
Daniel J. Murphy	12,756	4,047	13,049	—	96,111

(1)	This column shows amounts that are also reported as salary, bonus or non-equity incentive plan awards in the Summary Compensation Table above. Those amounts, as well as amounts in the “Aggregate Balance” column that represent salary or bonus that were reported in the Summary Compensation Tables in prior years, are quantified in the table below.

Name	Amount included in both Non-Qualified Deferred Compensation Table and 2007 Summary Compensation Table($)	Amount included in both Non-Qualified Deferred Compensation Table and previously reported in Prior Years’ Summary Compensation Table($)	Total Amounts included in both Non-Qualified Deferred Compensation Table and 2006 or Prior Years’ Summary Compensation Table($)
Alfred A. Plamann	178,592	769,306	947,898
Richard J. Martin	10,615	340,065	350,680
Robert M. Ling, Jr.	14,831	117,597	132,428
Philip S. Smith	43,196	329,520	372,716
Daniel J. Murphy	12,756	45,798	58,554

(2)	Amounts in this column are included in “All Other Compensation” in the Summary Compensation Table above.

(3)	Amounts in these columns are not included in the Summary Compensation Table above.

Officer Health Insurance Plan

The Board approved effective January 1, 2001, a supplemental officer health insurance benefit (“Supplemental Officer Health Insurance Plan”) and an officer retiree medical plan (“Officer Retirement Medical Plan”) for officers and their eligible dependents. Pursuant to the Supplemental Officer Health Insurance Plan, officers will be eligible for payment by the insurance plan of the portion of covered expenses not covered under the Company’s health insurance plan. Under the Officer Retirement Medical Plan, officers who are at least 55 years of age and have seven years service with the Company as an officer will be eligible to participate in the Officer Retirement Medical Insurance Plan following termination of employment. Former officers (and surviving spouses) must enroll in Medicare Parts A and B when they reach age 65 at which time Medicare becomes the primary carrier and the Officer Retirement Medical Plan becomes secondary. Active officers will continue to be obligated to pay the regular premium for the Company health insurance plan they have selected.

Officer Disability Insurance

The Board approved, effective January 1, 2001, a supplemental disability insurance plan for officers that provides 100% of their pre-disability base salary while on a disability leave for up to two years. This disability coverage will be coordinated with existing sick leave, state disability insurance, short-term disability insurance, and long-term disability plans available to all employees so that the officer disability insurance is a supplemental benefit. During the first six months of disability, state disability insurance and short-term disability insurance pays 66 2/3% of the employee’s salary and officer disability insurance pays 33 1/3%. After six months of disability, state disability insurance and long-term disability insurance pays 50% of the employee’s salary and officer disability insurance pays the remaining 50%.

Potential Payments Upon Termination or Change-In-Control

The following sections describe agreements between the Company and the Named Executive Officers if certain events were to occur. At the start of each section a table illustrates the potential payments to the Named Executive Officers if the certain event had occurred on September 29, 2007 (the “Measurement Date”). None of the payments set forth below, except those identified as “Salary” or “Bonus,” are payments that are in addition to payments currently owed the Named Executive Officers under existing benefit plans. In addition, Named Executive Officers would also be due any accrued vacation amounts. None of the events described have occurred as of September 29, 2007. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time they become eligible for such payments.

Officer Retirement

As discussed above at page 22, “Pension Benefits,” the Company has a pension plan (the “Pension Plan”) that covers both non-union and executive employees. Additionally, the Company’s Executive Salary Protection Plan II, as amended (“ESPP II”), provides supplemental post-termination retirement income based on each participant’s final salary and years of service as an officer of the Company.

The following table illustrates the amounts due to Named Executive Officers if they had retired as of September 29, 2007. No Named Executive Officers retired at that date. Distribution of the amounts due an executive are made pursuant to an individual’s distribution elections, plan terms, and other regulatory constraints.

	Alfred A. Plamann Age 65	Richard J. Martin Age 62		Robert M. Ling, Jr. Age 50		Philip S. Smith Age 57		Daniel J. Murphy Age 60
	Retirement at age 65($)	Retirement at age 62($)	Retirement at age 65($)	Retirement at Age 55($)	Retirement at Age 65($)	Retirement at Age 57($)	Retirement at Age 65($)	Retirement at Age 60($)	Retirement at Age 65($)
Cash Balance Plan (1)	533,341	221,356	201,028	161,499	127,912	267,850	216,642	143,873	126,364
ESPP II (1)	6,183,044	1,427,656	1,322,071	1,455,394	897,899	1,575,074	1,099,631	703,109	551,698
Deferred Compensation	2,151,683	252,096	252,096	250,708	250,708	625,680	625,680	96,111	96,111
Life Insurance (2)	990,000	510,000	510,000	600,000	600,000	480,000	480,000	405,000	405,000
Total	$9,858,068	$2,411,108	$2,285,195	$2,467,601	$1,876,519	$2,948,604	$2,421,953	$1,348,093	$1,179,173

(1)	Amounts represent the net present value of the accumulated benefit at the Measurement Date (September 29, 2007) and commence immediately or at earliest date of first eligibility in the case of the Cash Balance Plan.

(2)	Amount of death benefit.

The Named Executive Officers may be eligible to receive medical benefits pursuant to the plans discussed above in “Officer Health Insurance Plan.”

Officer Death & Disability

As discussed above, “Officer Health Insurance Plan” and “Officer Disability Insurance,” the Company provides certain benefits to the executive officers of the Company. The following table illustrates estimated payments to Named Executive Officers or their beneficiaries if either death or disability had occurred on September 29, 2007.

	Alfred A. Plamann		Richard J. Martin		Robert M. Ling, Jr.		Philip S. Smith		Daniel J. Murphy
	Death($)	Disability($)	Death($)	Disability($)	Death($)	Disability($)	Death($)	Disability($)	Death($)	Disability($)
Officer Disability Insurance (1)	—	605,000	—	311,677	—	366,667	—	293,333	—	247,500
Life Insurance	2,039,943	—	1,079,943	—	1,259,943	—	1,019,943	—	869,943	—

(1)	Amounts are payable over two (2) years and reflect only the supplemental officer disability insurance.

Executive Termination and Severance Agreements

The Company has an employment agreement with Alfred A. Plamann, the Company’s President and Chief Executive Officer, with an effective date of September 29, 1999. Mr. Plamann’s contract has a term of three years and is automatically extended for successive one-year terms on the anniversary of the effective date of the contract unless either party provides notice of an intention to terminate the contract at least eleven months prior to such anniversary date. The contract is terminable at any time by the Company, with or without cause, and will also terminate upon Mr. Plamann’s resignation, death or disability, as defined. Except if termination is for cause or is due to Mr. Plamann’s resignation (other than a resignation following designated actions of the Company or its successor which trigger a right by Mr. Plamann to resign and receive severance benefits), death or disability, Mr. Plamann will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Plamann would also continue to receive employee benefits such as life insurance and Company pension and retirement contributions throughout the balance of the term of the agreement.

The Company and Messrs. Ling, Martin and Smith have executed severance agreements. Each agreement provides for severance payments in the event the executive’s employment is terminated (i) by the Company other than for cause, death or extended disability, (ii) by the executive for good reason, or (iii) by the executive without cause within 12 months following a change in control. The severance payment is equal to two times the highest annual base salary in the three years prior to termination plus two times the highest annual incentive bonus paid during that three-year period. In the event of the occurrence of the specified termination events, the executive is also entitled to Company payment of COBRA health insurance premiums until the earlier of 24 months or the cessation of COBRA eligibility and coverage.

The Company and Mr. Murphy have also executed a severance agreement providing a severance benefit equal to one year’s salary and bonus based on the highest annual salary and the highest incentive bonus paid over the prior three years in the event of the occurrence of specified termination events. These include termination (i) by the Company other than for cause, death or extended disability, and (ii) by the executive for good reason.

The following tables illustrate the estimated amounts that would be payable to the each Named Executive Officer if he were to have terminated, voluntarily or involuntarily, at September 29, 2007 or if there had been a change in control event as of September 29, 2007. None of the payments set forth below, except those identified as “Salary” or “Bonus,” are payments that are in addition to payments currently owed the Named Executive Officers under existing benefit plans. In addition, Named Executive Officers would also be due any accrued vacation benefits. None of the events described have occurred as of September 29, 2007. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time they become eligible for such payments.

		Payable pursuant to Employment or Severance Agreements		Payable pursuant to Benefit Plans
				Cash Balance Plan(3)(4) ($)	ESPP II(3)(4) ($)	Deferred Compensation(4) ($)	Total ($)
		Salary(2) ($)	Bonus(2) ($)
Alfred A. Plamann	Voluntary Termination	—	—	533,341	6,183,044	2,151,683	8,868,068
	Constructive (1) or Involuntary Termination	1,980,000	1,275,000	533,341	6,183,044	2,151,683	12,123,068
	Termination for Cause	—	—	533,341	6,183,044	2,151,683	8,868,068

Richard J. Martin	Voluntary Termination	—	—	221,356	1,427,656	252,096	1,901,108
	Constructive (1) or Involuntary Termination	680,000	310,000	221,356	1,427,656	252,096	2,891,108
	Termination for Cause	—	—	221,356	1,427,656	252,096	1,901,108

Robert M. Ling, Jr.	Voluntary Termination	—	—	161,499	1,351,117	250,708	1,763,324
	Constructive (1) or Involuntary Termination	800,000	420,000	161,499	1,351,117	250,708	2,983,324
	Termination for Cause	—	—	161,499	1,351,117	250,708	1,763,324

		Payable pursuant to Employment or Severance Agreements		Payable pursuant to Benefit Plans
				Cash Balance Plan(3)(4) ($)	ESPP II(3)(4) ($)	Deferred Compensation(4) ($)	Total ($)
		Salary(2) ($)	Bonus(2) ($)

Philip S. Smith	Voluntary Termination	—	—	267,850	1,575,074	625,680	2,468,604
	Constructive (1) or Involuntary Termination	640,000	320,000	267,850	1,575,074	625,680	3,428,604
	Termination for Cause	—	—	267,850	1,575,074	625,680	2,468,604

Daniel J. Murphy	Voluntary Termination	—	—	143,873	703,109	96,111	943,093
	Constructive (1) or Involuntary Termination	270,000	105,000	143,873	703,109	96,111	1,318,093
	Termination for Cause	—	—	143,873	703,109	96,111	943,093

(1)	Constructive Termination has to be for Good Reason. Good Reason, as defined by Mr. Plamann’s Employment Agreement and the other officers’ Severance Agreements means “an adverse change in the Executive’s status or position in effect immediately prior to the date of this agreement or a reduction in the Executive’s base salary.”

(2)	Salary and bonus are paid in a lump sum.

(3)	Amounts represent the net present value of the accumulated benefit at the Measurement Date (September 29, 2007) and commence immediately or at earliest date of first eligibility in the case of the Cash Balance Plan.

(4)	Payments are made based on Plan documents as described above in “Pension Benefits” and “Nonqualified Deferred Compensation.” Estimated amounts due are not additional amounts, but are the current benefits due to the Named Executive Officers under the previously described plans.

The Named Executive Officers may be eligible to receive medical benefits pursuant to the plans discussed above in “Officer Health Insurance Plan.”

	Alfred A. Plamann	Richard J. Martin	Robert M. Ling, Jr.	Philip S. Smith	Daniel J. Murphy
	Change in Control ($)	Change in Control ($)	Change in Control ($)	Change in Control ($)	Change in Control ($)
Salary (1)	1,980,000	680,000	800,000	640,000	270,000
Bonus (1)	1,275,000	310,000	420,000	320,000	105,000
Cash Balance Plan (2)(3)	533,341	221,356	161,499	267,850	143,873
ESPP II (2)(3)	6,673,955	2,640,390	2,423,370	2,293,706	1,123,437
Deferred Compensation (3)	2,151,683	252,096	250,708	625,680	96,111
Total	$12,613,979	$4,103,842	$4,055,577	$4,147,236	$1,738,421

(1)	Salary and bonus are paid in a lump sum.

(2)	Amounts represent the net present value of the accumulated benefit at the Measurement Date (September 29, 2007) and commence immediately or at earliest date of first eligibility in the case of the Cash Balance Plan.

(3)	Payments are made based on Plan documents as described above in “Pension Benefits” and “Nonqualified Deferred Compensation.

The Named Executive Officers may be eligible to receive medical benefits pursuant to the plans discussed above in “Officer Health Insurance Plan.”

Director Compensation

In December 2006, the Committee retained Watson Wyatt to review the compensation of the Board to ensure that it is reasonable, competitive and reflects the changing environment for director compensation. Watson Wyatt established a peer group of 15 companies in the distribution, wholesale and retail grocery industries with annual revenues between $1.7 billion and $8.0 billion. Based on the results of the survey, Watson Wyatt determined that total director compensation was between 60% and 70% below the average for the peer group due to lower cash retainers and meeting fees and the absence of an equity component. In conducting the survey, Watson Wyatt noted that the structure of the Board and the Committees of the Company and the number of Board and Committee meetings held by the Company are generally consistent with those of the peer group, and that the Company’s shareholder-related directors have significant shareholder alignment through the stock ownership of their affiliated member companies.

Based on the recommendations of Watson Wyatt, the Board modified the director compensation effective as of the 2007 annual meeting. No changes in director compensation were recommended for 2008. Thus, following the 2008 annual meeting, each Shareholder-Related Director will receive an annual payment of $25,000 as compensation for service as a director of the Company and as a member of any committees of the Board of the Company and the board of any subsidiary of the Company, if applicable. Directors who are non-Shareholder-Related Directors will receive an annual payment of $45,000 as compensation for service as a director of the Company and as a member of any committees of the Board of the Company and the board of any subsidiary of the Company, if applicable. In addition, each director will receive additional compensation of $1,500 for each Board meeting attended, and $1,000 for each committee or subsidiary board meeting attended, not to exceed $2,000 if multiple meetings are attended on any given day. In recognition of the additional duties and responsibilities attendant with such positions, the Chairman of the Board will receive additional annual compensation of $10,000, the 1st and 2nd Vice-Chairmen will receive $3,000, the chairman of the Audit Committee will receive $5,000 and the chairmen of other committees will receive $1,000. In addition, directors are reimbursed for Company related expenses. Finally, effective in 2007, directors are eligible to participate in the Company’s non-qualified deferred compensation plan.

Beginning in fiscal 2007, directors are eligible to participate in the Company’s Amended and Restated Deferred Compensation Plan.

The following table sets forth the compensation paid to our non-employee directors in 2007.

Name	Fees Earned or paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Louis A. Amen	53,500	—	—	—	—	—	53,500
John Berberian	35,000	—	—	—	—	—	35,000
Oscar Gonzalez	31,500	—	—	—	—	—	31,500
Richard E. Goodspeed (2)	47,500	—	—	—	—	—	47,500
Terry Halverson (3)	—	—	—	—	—	—	—
Paul Kapioski (3)	—	—	—	—	—	—	—
Darioush Khaledi	36,000	—	—	—	—	—	36,000
Mark Kidd	37,000	—	—	—	—	—	37,000
John D. Lang	59,000	—	—	—	—	—	59,000
Jay T. McCormack	43,500	—	—	—	—	—	43,500
John Najjar	33,000	—	—	—	—	—	33,000
Douglas A. Nidiffer	35,000	—	—	—	—	—	35,000
Peter J. O’Neal	44,000	—	—	—	—	—	44,000
Michael A. Provenzano, Jr.	35,500	—	—	—	—	—	35,500
Thomas S. Sayles	61,000	—	—	—	—	—	61,000
Robert E. Stiles	35,000	—	—	—	—	—	35,000
Michael S. Trask (3)	—	—	—	—	—	—	—
Kenneth Ray Tucker	38,000	—	—	—	—	—	38,000
Richard L. Wright	44,500	—	—	—	—	—	44,500

(1)	Amounts include compensation that was deferred by the directors pursuant to the Company’s Amended and Restated Deferred Compensation Plan as discussed above.

(2)	Mr. Goodspeed was appointed during the Company’s fourth quarter of fiscal year 2007.

(3)	Messrs. Halverson, Kapioski, and Trask were appointed during the Company’s fiscal year 2008.

AUDIT COMMITTEE REPORT

The Report of the Audit Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Report of the Audit Committee of the Board of Directors shall not be deemed filed under the Securities Act or under the Exchange Act.

The Audit Committee of the Board (the “Audit Committee”) operates pursuant to a written charter as amended by the Board as of December 13, 2005, which is assessed annually for adequacy by the Audit Committee. The Board reviewed the charter during the December 11, 2007 meeting and no amendments were made to the charter. The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board. Company management has the primary responsibility for the Company’s financial reporting process, principles and internal controls, as well as preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on whether the Company’s financial statements present fairly, in all material respects, the Company’s financial position and results of operations for the periods presented.

The Audit Committee: (1) has reviewed and discussed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2007; (2) has obtained from management their representation that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States; (3) has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as currently in effect; (4) has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect; (5) has reviewed and discussed with Deloitte & Touche LLP the registered public accounting firm’s independence and (6) has considered whether the provision of non-audit services provided by them to the Company during fiscal 2007 was compatible with maintaining Deloitte & Touche LLP’s independence.

In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company’s financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s registered public accounting firm is independent.

Based on the review and discussions described above and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements described in the report of Deloitte & Touche LLP dated December 13, 2007, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007 for filing with the Securities and Exchange Commission.

Dated: December 12, 2007

Audit Committee Members

Richard L. Wright, Chairman

Louis A. Amen, Ex Officio Member

Richard E. Goodspeed

John D. Lang

Jay T. McCormack

Kenneth Ray Tucker

PROPOSAL TWO

AMENDMENT OF THE ARTICLES OF INCORPORATION TO CHANGE OUR NAME TO UNIFIED GROCERS, INC.

The Board has unanimously approved an amendment to the Company’s articles of incorporation (the “Amendment”), subject to Shareholder approval, to change the name of the Company from Unified Western Grocers, Inc. to Unified Grocers, Inc.

The Company now does business in California, Oregon, Washington, Arizona, Colorado, Hawaii, Idaho and Nevada. The Board believes that it is appropriate to change to Company’s name to reflect the geographic expansion of the Company’s marketing areas and to utilize a name that, in the view of the Company, will be more easily recognized by customers, vendors and others. The name change, if approved, will be supported by marketing and informational activities to the Company’s members, customers, vendors and other stakeholders.

The approval of the Amendment requires the affirmative vote of a majority of the issued and outstanding Class A Shares. Abstentions will have the same effect as a vote against the Amendment.

The Board recommends a vote “FOR” the amendment of the articles of incorporation.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its charter, the Audit Committee is responsible for appointing the Company’s independent registered public accounting firm. For fiscal 2007 and 2006, the Audit Committee appointed Deloitte & Touche LLP to serve in this capacity. The Audit Committee has not yet selected the Company’s independent registered public accounting firm for fiscal 2008. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so and will also be available to answer appropriate questions from shareholders.

The aggregate fees billed to the Company by Deloitte & Touche LLP with respect to services performed for fiscal 2007 and 2006 are as follows:

	2007	2006
Audit fees (1)	$1,410,390	$1,247,904
Audit-related fees (2)	35,242	131,535
Tax fees (3)	143,447	214,441
All other fees (4)	54,294	98,554

Total	$1,643,373	$1,692,434

(1)	Audit fees consisted of fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s annual financial statements and for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal 2007 and 2006.

(2)	Audit-related fees consisted of fees billed by Deloitte & Touche LLP for services rendered to the Company for SEC registration statement review, services reasonably related to the performance of the audit or review of our financial statements and that are not reported as audit fees and technical accounting assistance for fiscal 2007 and 2006.

(3)	Tax fees consisted principally of fees billed by Deloitte & Touche LLP for assistance relating to tax compliance and reporting for fiscal 2007 and 2006.

(4)	All other fees consist of fees not reported as audit fees, audit-related fees, or tax fees.

The Audit Committee, pursuant to its policies, administers the Company’s engagement of Deloitte & Touche LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Deloitte & Touche LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services. The Audit Committee, in reliance on management and the independent registered public accounting firm, has determined that the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP.

Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm on any service activity of $25,000 or larger. The Audit Committee has granted management the right to initiate non-audit service activities for less than $25,000 with subsequent approval by the Audit Committee, with such approval given no later than the completion of the audit.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

TRANSACTIONS WITH MANAGEMENT AND OTHER PERSONS

Members affiliated with directors of the Company make purchases of merchandise from the Company and also may receive benefits and services that are of the type generally offered by the Company to its similarly situated eligible Members.

Since the programs listed below are only available to Members of the Company, it is not possible to assess whether transactions with Members of the Company, including entities affiliated with directors of the Company, are less favorable to the Company than similar transactions with unrelated third parties. However, management believes such transactions are on terms that are generally consistent with terms available to other Members similarly situated.

All related party transactions with Members affiliated with directors of the Company, as described below, are subject to the following review process: Any transaction involving a loan, loan guarantee, lease guarantee or sublease is first reviewed by the Company’s Loan Committee. The Loan Committee is comprised of members of management of the Company. If approved by the Loan Committee, the proposed transaction is reviewed by the Finance Committee of the Board. If approved by the Finance Committee the matter is reviewed by the full Board. Final review and approval of the proposed transaction rests with the Credit/Proxy Holders Committee.

Following is a brief description of related party transactions with Members affiliated with directors of the Company:

Loans and Loan Guarantees

Unified provides loan financing and loan guarantees to its Members. The Company had the following loans outstanding at December 29, 2007 to Members affiliated with the following directors of the Company:

(dollars in thousands)
Director	Aggregate Loan Balance at December 29, 2007	Maturity Date
Peter J. O’Neal	$66	2011

The Company has guaranteed 22% of the principal amount of a third party loan to C&K Market, Inc. (“C&K”), of which director Douglas A. Nidiffer is a shareholder, director and officer. At December 29, 2007, the principal amount of this guarantee was $0.1 million.

On August 1, 2006, K.V. Mart, Co. (“KV”), of which director Darioush Khaledi is affiliated, entered into a $1.1 million standby letter of credit agreement with GCC to secure insurance coverage with Springfield Insurance Company, a wholly owned subsidiary of the Company, in the event KV is unable to meet its obligations. The non-transferable standby letter of credit expires August 1, 2008, and is automatically renewable in one-year increments without amendment unless KV provides 30 days’ prior written notice to GCC.

Lease Guarantees and Subleases

The Company provides lease guarantees and subleases to its Members. The Company has executed lease guarantees or subleases to Members affiliated with directors of the Company at December 29, 2007 as follows:

(dollars in thousands)
Director	No. of Stores	Total Current Annual Rent	Total Guaranteed Rent	Expiration Date(s)
Douglas A. Nidiffer	1	$693	$2,484	2026
Michael A. Provenzano, Jr.	2	341	3,138	2017
John Berberian	2	310	1,404	2012-2013
Peter J. O’Neal	1	144	396	2010
Mark Kidd	1	121	121	2009

Supply Agreements

During the course of its business, the Company enters into individually negotiated supply agreements with Members of the Company. These agreements require the Member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing and delivery. The Company has executed supply agreements with Members affiliated with directors of the Company at December 29, 2007 as follows:

Director	Expiration Date
Terry H. Halverson	9/30/2012
Paul Kapioski	9/30/2012
Douglas A. Nidiffer	12/29/2013
Michael S. Trask	9/30/2012

Transactions with Executive Officers

In December 2000, to facilitate Senior Vice President Daniel J. Murphy’s relocation to Southern California, the Company loaned to Mr. Murphy, pursuant to a note, $0.1 million with interest of 7.0% per annum payable quarterly and principal due at the option of the holder.

VOTING ON OTHER MATTERS

As of the date of this proxy statement, the Board knows of no business to be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, including a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the proxy holders intend to vote the shares represented by the proxies on such matters in accordance with the recommendation of the Board and the authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. The 2009 annual meeting of shareholders is presently expected to be held on or about February 15, 2009.

SEC rules provide that any shareholder proposal to be included in the proxy statement for the Company’s 2009 annual meeting must be received by the Secretary of the Company at the Company’s office at 5200 Sheila Street, Commerce, California 90040 on or before September 11, 2008, in the form that complies with applicable regulations. If the date of the 2009 annual meeting is advanced or delayed more than 30 days from the date of the Annual Meeting, shareholder proposals intended to be included in the proxy statement for the 2009 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy statement for the 2009 annual meeting. Upon any determination that the date of the 2009 annual meeting will be advanced or delayed by more than 30 days from the date of the 2008 Annual Meeting, the Company will disclose that change in the earliest practicable Quarterly Report on Form 10-Q.

SEC rules also govern a company’s ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to the Company on or before November 25, 2008, the proxies solicited by the Board for the 2009 annual meeting of shareholders will confer authority on the proxy holders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2009 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting.

ANNUAL REPORT ON FORM 10-K

The Company’s annual report to shareholders for the fiscal year ended September 29, 2007 accompanies or has preceded this proxy statement, but is not deemed to be a part of the proxy solicitation material. The annual report contains financial statements of the Company and the report thereon of Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained without charge by writing to the Corporate Secretary of Unified at the address of Unified’s principal executive office shown on the first page of this proxy statement. The Annual Report on Form 10-K is also available on the SEC’s website at http://www.sec.gov.

By Order of the Board of Directors

Robert M. Ling, Jr.,
Executive Vice President, General Counsel and Secretary

Dated:    January 10, 2008

PROXY

SOLICITED BY THE BOARD OF DIRECTORS OF

UNIFIED WESTERN GROCERS, INC.

FOR ANNUAL MEETING OF SHAREHOLDERS ON FEBRUARY 12, 2008

The undersigned, revoking any previous proxies respecting the subject matter hereof, hereby appoints PETER J. O’NEAL, ALFRED A. PLAMANN and ROBERT M. LING, JR. attorneys and proxies (each with power to act alone and with power of substitution) to vote all of the Class A Shares and Class B Shares which the undersigned is entitled to vote, at the annual meeting of shareholders of Unified Western Grocers, Inc., to be held on February 12, 2008, or at any adjournment or postponement thereof, as follows:

1.	ELECTION OF DIRECTORS.

Election of Sixteen Directors by Class A Shares.

Nominees: Louis A. Amen, John Berberian, Oscar Gonzalez, Richard E. Goodspeed, Terry H. Halverson, Paul Kapioski, Mark Kidd , John D. Lang, Jay T. McCormack, John Najjar, Peter J. O’Neal, Michael A. Provenzano, Jr., Thomas S. Sayles, Michael S. Trask, Kenneth Ray Tucker and Richard L. Wright

☐    FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors recommends a vote for all nominees).

☐    WITHHOLD AUTHORITY to vote for all nominees listed above.

Election of Three Directors by Class B Shares.

Nominees: Darioush Khaledi, Douglas A. Nidiffer, and Robert E. Stiles

☐    FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors recommends a vote for all nominees).

☐    WITHHOLD AUTHORITY to vote for all nominees listed above.

2.	To approve an amendment to the articles of incorporation of the Company to change the name of the Company to Unified Grocers, Inc

☐    FOR

☐    AGAINST

☐    ABSTAIN

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

☐    FOR

☐    AGAINST

☐    ABSTAIN

The Board of Directors recommends that you vote “FOR” the election of each of the nominees in Proposal No. 1 and “FOR” Proposals 2 and 3. All proposals to be acted upon are proposals of the Board of Directors. If any other business is properly presented at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, this proxy shall be voted by the proxyholders in accordance with the recommendation of a majority of the Board of Directors.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED IT WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” THE AMENDMENT OF THE ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY AND ACCORDING TO THE RECOMMENDATION OF A MAJORITY OF THE BOARD OF DIRECTORS ON ANY OTHER PROPERLY PRESENTED MATTERS.

DATED:                     , 2008

Signature	Title

Signature	Title

Signature	Title

PLEASE READ: Execution should be exactly in the name in which the shares are held; if by a fiduciary, the fiduciary’s full title should be shown; if by a corporation, execution should be in the corporate name by its chairman of the board, president or a vice president, or by other officers authorized by resolution of its board of directors or its bylaws; if by a partnership, execution should be in the partnership name by an authorized person.

PLEASE COMPLETE, DATE, SIGN AND RETURN

THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE